Exhibit 5.2

KPMG LLP Chartered Accountants Suite 1500 Purdy’s Wharf Tower I 1959 Upper Water Street Halifax NS B3J 3N2 Canada	Telephone (902) 492-6000 Telefax (902) 429-1307 www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Gammon Gold Inc.

We consent to the incorporation by reference in this registration statement of:

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our report dated March 24, 2009, except as to note 22(i) which is as of March 31, 2009 and note 2 which is as of August 12, 2009, with respect to the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income/(loss), stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2008

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Comments by auditors for US readers on Canada – US Reporting Differences dated March 24, 2009, except as to the following notes to the consolidated financial statements: note 22(i), which is as of March 31, 2009 and note 2, which is as of August 12, 2008

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our auditors’ report on reconciliation to United States GAAP dated March 24, 2009, except as to the following notes to the consolidated financial statements: note 22(i), which is as of March 31, 2009, note 2, which is as of August 12, 2009 and notes 3, 4, 5, 6, 7 and 8 to the Adjusted Restated Reconciliation with United States Generally Accepted Accounting Principles which are as of October 5, 2009.

and to the reference to our firm under the heading Auditors in the Prospectus.

Note 1 to the consolidated financial statements contains an explanatory paragraph that states that the future of the Company is dependent on its ability to raise capital, its ability to generate sufficient cash flow to make required debt repayments and fund capital expenditures, fluctuations in foreign currency exchange rates, and the market price of gold and silver. The consolidated financial statements and the Adjusted Restated Reconciliation with United States Generally Accepted Accounting Principles do not include any adjustments that might result from the outcome of that uncertainty.

As discussed in Note 2 to the consolidated financial statements, the December 31, 2008 consolidated financial statements have been restated.

/s/    KPMG LLP

Independent Chartered Accountants

Halifax, Canada

October 16, 2009